Exhibit 99.1

                                   [LOGO] DEC
                              DEVINE ENTERTAINMENT
                                  CORPORATION

Devine Entertainment Issues Revenue and Earnings Guidance for Q3 2007

Company Forecasts Significant Revenue Increase of Approximately $5.5 Million and Earnings in Excess of $1 Million or $0.03 per Share for First Three Quarters of Fiscal 2007

TORONTO, Ontario - September 21, 2007 -- Devine Entertainment Corporation (OTCBB:DVNNF), capitalizing on the global distribution of award-winning original film and television content, has released revenue and earnings guidance for the first three quarters of calendar year 2007. The forecast released today projects significant revenue growth of $5.5 million (all figures are in Canadian dollars), representing a 1600% increase over the $363,529 for the comparable period in 2006. The Company also projects earnings in excess of $1 million for the first three quarters of 2007, representing a significant increase over the $529,614 loss reported for the same period in 2006. The projected revenue growth reflects the success of Devine's business plan to develop, produce and deliver original film and television content for the lucrative family and mainstream entertainment marketplaces.

The Company anticipates revenues of approximately $2 million for the third quarter. Driving the Company's growth is the delivery of the fifth and sixth episodes of its new prime-time television drama series, "Across the River to Motor City," which has generated revenues in excess of $1.8 million in the third quarter. The Company has forecasted earnings figures similar to those reported in the second quarter 2007 of approximately $400,000, or $0.01 per share for the third quarter 2007.

The Company also anticipates earnings before interest, taxes, depreciation and amortization (EBITDA) of over $0.10 per share for the nine months ending September 30, 2007. Earnings for the nine months ending September 30, 2007 are expected to increase to approximately $0.03 per share as compared to a net loss of $529,614, or a loss of $0.01 per share, for the same period in 2006.

"Revenues and earnings continued to increase dramatically as a result of the Company's focus on the post-production and delivery of the last two episodes of the first season of the Company's new primetime mystery series," said David Devine, President and Chief Executive Officer of Devine Entertainment. "We anticipate that Devine Entertainment will continue to grow as we deliver on our mission to expand our production and distribution capabilities as a sustainable means to building long-term shareholder value."

Management anticipates revenues generated through planned monetization of its proprietary library of films and television programs to grow modestly to over $120,000 in the quarter, increasing from approximately $70,000 in the previous quarter. Management also announced that it is actively in development with a number of new primetime series., "Across the River to Motor City", will premiere on the CITY-TV Network in Canada in the fourth quarter of 2007.

About Devine Entertainment

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Devine Entertainment Corporation develops, creates, and produces award-winning television programming and feature films for worldwide distribution across multiple TV broadcast networks, cable and satellite networks, DVD and Internet markets. Specializing in cultural and educational programming as well as prime-time drama and comedy entertainment programming, the Company's titles have garnered more than 120 international film and television industry awards, including five Emmy and five Gemini Awards. The Company partners with leading international distributors, broadcasters and co-producers, such as Sony/BMG, Rogers Media and The Carrere Group of France, to produce and distribute its award-winning film and television titles.

Among Devine's critically-acclaimed productions are its cultural and educational film series on history's landmark Composers', Inventors' and Artists', which have been broadcast in more than 50 countries. The Company continues to expand its proprietary library of high-quality film and television content. Among its general-audience primetime programming is the acclaimed one-hour mystery series, "Across the River to Motor City," delivered to broadcasters worldwide in 2007. Headquartered in Toronto, the Company's common shares trade on the NASD OTCBB market in the U.S. under the symbol DVNNF. The Company's corporate website is www.devine-ent.com.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/devine.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/devine/quote.html.

To view an investor fact sheet about the company, visit http://www.trilogy-capital.com/tcp/devine/factsheet.html.

Forward-Looking Statements

This press release may contain forward-looking statements relating to the future performance of Devine Entertainment Corporation. Forward-looking statements, specifically those concerning future performance and the achievement of operating profitability are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include the market acceptance of the Company's products and services; competition within the film and entertainment industry and the introduction of new entrants and/or products in the Company's markets; adverse changes in governmental regulations and policies affecting the film and entertainment industry; product development risks and risks of technological change; the risk of unanticipated expenses; and other risks and uncertainties all as described in the disclosure documents filed with securities regulatory authorities in accordance with applicable securities laws. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the Company believes that the expectations conveyed by the forward-looking statements are reasonable based on information available to it on the date such forward-looking statements are made, no assurances can be given as to future results, levels of activity and achievements. All

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subsequent forward-looking statements, whether written or oral, attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

EBITDA is a non-GAAP financial measure. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of operations. EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. EBITDA does not reflect cash available to fund cash requirements. Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies. EBITDA is not used by the Company as a performance indicator for the evaluation of management or employee performance and any related remuneration or bonuses.

Contacts:
Devine Entertainment Corporation
Arnold Tenney, Richard Mozer
416-364-2282, Toll-free: 877-338-4633
or
Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com